As filed with the Securities and Exchange Commission on April 16, 2018

Registration No. 333-217795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DST SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1581814
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

333 West 11th Street

Kansas City, Missouri 64105

(816) 435-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aisha Reynolds, Esq.
Vice President and Assistant Secretary

DST Systems, Inc.
333 West 11th Street

Kansas City, Missouri 64105
(816) 435-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Eileen T. Nugent

Maxim O. Mayer-Cesiano

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by DST Systems, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-217795) filed by the Company with the U.S. Securities and Exchange Commission on May 9, 2017 (the “Registration Statement”) pertaining to the registration of the securities described in the Registration Statement.

On January 11, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SS&C Technologies Holdings, Inc., a Delaware corporation (“SS&C”), and Diamond Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SS&C (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of SS&C (the “Surviving Corporation”). The Merger became effective on April 16, 2018 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, any issued and outstanding shares of Company common stock (the “Common Stock”) (other than (i) shares to be canceled or converted into shares of the Surviving Corporation, (ii) Company Options, shares of Company RSUs and Company Performance Stock Units, in each case, as defined in the Merger Agreement, and (iii) any shares of Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Common Stock under Delaware law and has neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under Delaware law) were converted into the right to receive an amount in cash equal to $84.00 per share in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 16, 2018.

DST SYSTEMS, INC.

By:	/s/ Doug Fleming
Doug Fleming Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.